MOSCOM (LOGO)

                                                        September 4, 1996

Mr. E. Drew Sikorski
International Director
Grady & Hatch, Inc.
Gridley Building, Suite 403A
Syracuse, New York 13202

Dear Drew:

On behalf of MOSCOM Corporation, I am pleased to document the agreement reached between MOSCOM Corporation and Grady & Hatch, Inc. MOSCOM retained Grady & Hatch on February 6, 1996 to assist MOSCOM in selling a portion of its Votan Division through an initial public offering (IPO). Grady & Hatch's role has been to select and introduce MOSCOM management to suitable investment banking firms to act as lead underwriter for an IPO of Votan, to assist MOSCOM in evaluating and negotiating with underwriters and otherwise assisting MOSCOM as reasonably requested to facilitate the completion of the IPO. Grady & Hatch has not been engaged to assist in distributing or selling securities on behalf of MOSCOM or Votan.

In consideration for the services to be provided, Grady & Hatch will be paid the following compensation guaranteed by MOSCOM as indicated below:

1. Reimbursement by MOSCOM for expenses incurred by Grady & Hatch after February 6, 1996, in performance of the services outlined herein for which receipts or other itemized accounting is presented to MOSCOM. Any expenditures in excess of $500 must be approved by MOSCOM in advance.

2. The lesser of one percent (1%) of the gross dollar proceeds of the IPO or $250,000. Of that amount, $100,000 will be non-contingent and payable upon the signing of this agreement and the balance will be contingent and payable upon settlement date of the IPO through an underwriter introduced to MOSCOM by Grady & Hatch, Inc.

The contingent compensation described in Section 2 above will be paid to Grady & Hatch if the IPO is completed prior to February 6, 1997, through a lead underwriter introduced to MOSCOM by Grady & Hatch notwithstanding prior termination of this agreement. MOSCOM agrees that is has been introduced by Grady & Hatch to Ladenburg, Thalmann & Co.

Grady & Hatch agrees that its retainer by MOSCOM is non-exclusive and that MOSCOM shall have the right to speak to investment bankers either directly or indirectly without the intercession of Grady & Hatch and that if the IPO is completed through an underwriter not introduced to MOSCOM by Grady & Hatch, then Grady & Hatch shall not be entitled to the compensation described in sections 2 and 3 above. Upon MOSCOM's request, Grady & Hatch agrees to refrain from contacting any specifically named investment banking firm regarding Votan.






Mr. Sikorski
Page 2
September 4, 1996


MOSCOM agrees to indemnify Grady & Hatch from and against any losses, claims, damages or liabilities (or actions, including securityholder actions, in respect thereof) related to or arising out of Grady & Hatch's engagement hereunder or its role in connection herewith, and will reimburse Grady & Hatch for all reasonable expenses (including counsel fees and disbursements) as they are incurred by Grady & Hatch in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Grady & Hatch is a party. MOSCOM will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from the bad faith or gross negligence of Grady & Hatch.

Grady & Hatch may rely, without independent verification, on the accuracy and completeness of all information furnished to Grady & Hatch. MOSCOM will provide Grady & Hatch with all financial and other information requested by Grady & Hatch for the purposes of rendering Grady & Hatch's services pursuant to this agreement.

MOSCOM agrees that following the closing of the IPO, Grady & Hatch may place advertisements in financial and other newspapers and journals at its own expense describing its services to MOSCOM hereunder subject to the written prior approval of the company and the lead underwriter.

MOSCOM and Grady & Hatch acknowledge and agree that there are no brokers, representatives or other persons which have an interest in compensation due to Grady & Hatch from any transaction contemplated herein.

This agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York. This restatement and modification of the agreement supersedes in its entirety all prior agreements between the parties hereto and shall be construed as the only agreement between MOSCOM or Votan and Grady & Hatch.

We look forward to working with you toward our common goal of a successful Votan public offering. Please confirm your concurrence with the content of this letter by signing below.

                                                Sincerely,

                                                /s/ ROBERT L. BOXER
                                                Robert L. Boxer
                                                Vice President
                                                Corporate Counsel

/cs

GRADY & HATCH, INC.

By: /s/ E. DREW SIKORSKI                                Date: 9-5-96
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